March 24, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:           Attune RTD
File Reference No. 1-12497

We were previously the independent registered public accounting firm for Attune RTD and under the date of March 29, 2010, we reported on the financial statements of Attune RTD as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 (Inception of Development Stage) to December 31, 2009.

Effective January 14, 2011 we were dismissed as the independent registered public accounting firm.  We have read Attune RTD's disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on Attune RTD's Form 8-K, Amendment No. 2, dated January 14, 2011 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.